UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 7, 2010

NVIDIA CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-23985	94-3177549
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

	2701 San Tomas Expressway, Santa Clara, CA	95050
	(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 486-2000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Fiscal Year 2011 Variable Compensation Plan

On May 5, 2010, the Compensation Committee, or the Compensation Committee, of the Board of Directors of NVIDIA Corporation approved the Fiscal Year 2011 Variable Compensation Plan, or the 2011 Plan, which is designed to provide variable cash compensation to certain officers, directors, managers and qualifying senior contributors, or the Participants, as determined by our Compensation Committee, if certain pre-set corporate and/or individual targets are achieved during fiscal 2011. We operate on a 52 or 53-week year, ending on the last Sunday in January. We designate our fiscal year by the year in which that fiscal year ends; e.g., fiscal 2011 refers to our fiscal year ending January 30, 2011.

On September 7, 2010, the Compensation Committee amended the 2011 Plan in order to maintain Participant focus on corporate financial performance and to create incentives for the second half of fiscal 2011.  In addition, in connection with our previously scheduled mid-year compensation review, the Compensation Committee approved an increase in the target variable compensation level that certain executive officers and employees may receive.  Under the 2011 Plan, as amended, variable cash compensation will be paid to the Participants resulting from our achievement of certain pre-set net income levels, determined according to United States generally accepted accounting principles, for the second half of fiscal 2011 as set by our Compensation Committee.  Variable cash compensation will also be paid if individuals achieve their individual targets which are determined by our Compensation Committee for the chief executive officer, by the chief executive officer in the case of the senior officers, by the senior officer to whom a vice president or a director reports in the case of vice presidents and directors, and based on individual rankings for managers and other qualifying senior contributors.

  Originally, 50% of a Participant’s potential variable cash compensation was to be allocated to the achievement of corporate targets for all of fiscal 2011 (up to a maximum of 200% of the Participant’s corporate target award) and 50% was to be allocated to the achievement of individual targets.  As amended, 25% of a Participant’s potential variable cash compensation will be allocated to the achievement of revised corporate targets for only the second half of fiscal 2011, or the Revised Corporate Performance Target Amount, (up to a maximum of 120% of the  Revised Corporate Performance Target Amount ) and 50% will still be allocated to the achievement of individual targets for the full fiscal year.  Under the 2011 Plan, as amended, the ability to achieve the Revised Corporate Performance Target Amount  was reduced by one half (to 25% of the target) to reflect the elimination of corporate targets for the first half of fiscal 2011 from the 2011 Plan.

Originally, we needed to achieve a threshold level of net income before Participants would be eligible to receive that portion of variable compensation allocable to the achievement of the corporate target.  Under the 2011 Plan, as amended, a Participant is eligible to receive payout of the Revised Corporate Performance Target Amount on a straight line basis if we achieve net income between $0 and the pre-set target net income amount, or the Target Net Income Amount.   In addition, under the 2011 Plan, as amended, a Participant is eligible to receive payout of the Revised Corporate Performance Target Amount on a straight line basis if we achieve net income between the Target Net Income Amount and a pre-set maximum amount (up to a maximum of 120% of the Revised Corporate Performance Target Amount). Previously, the payout for achieving the pre-determined maximum amount was set at 200%.

Form of Non Statutory and Incentive Stock Options

On September 7, 2010, the Compensation Committee approved new forms of non statutory and incentive stock options under our 2007 Equity Incentive Plan which provide for a 10-year contractual term as permitted under the 2007 Equity Incentive Plan.   Previously, non-statutory and incentive stock options under the 2007 Equity Incentive Plan provided for a 6-year contractual term.  The form non-statutory and incentive stock options are filed with this report as Exhibit 10.20 and 10.21, respectively and are incorporated herein by reference. The foregoing description is subject to, and qualified in its entirety by Exhibits 10.20 and 10.21.

Item 9.01 Exhibits.

(d)

Exhibit	Description
10.20	2007 Equity Incentive Plan – Non Statutory Stock Option.
10.21	2007 Equity Incentive Plan – Incentive Stock Option.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NVIDIA Corporation
Date: September 13, 2010	By: /s/ David M. Shannon
David M. Shannon
Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit	Description
10.20	2007 Equity Incentive Plan – Non Statutory Stock Option.
10.21	2007 Equity Incentive Plan – Incentive Stock Option.